EXHIBIT 10.10

LEASE AGREEMENT WITH JOHN WILEY & SONS, INC.

OFFICE LEASE

BETWEEN

CROSSPOINT SEVEN, LLC
“Landlord”

AND

IDG BOOKS WORLDWIDE, INC.
“Tenant”

November 4, 1998

i

ARTICLE 11 Assignment and Subletting	15
Section 11.01 Assignment and Subletting by Tenant	15

ARTICLE 12 Transfer by Landlord	16
Section 12.01 Sale and Conveyance of the Building	16

ii

OFFICE LEASE

THIS OFFICE LEASE (“Lease”), made this 4th day of November, 1998, by and between CROSSPOINT SEVEN, LLC, an Indiana limited liability company (“Landlord”), and IDG BOOKS WORLDWIDE, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1
Lease of Premises

Section 1.01.    Lease of Leased Premises.    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain office space commonly known as Suite (TBD), in the Crosspoint Plaza One building, to be located in Hamilton County, Indiana, and which shall be situated on the tract of land described in Exhibit A attached hereto (the “Building”), subject to the terms and conditions herein set forth, for the specific term hereinafter specified. The leased space in the Building is described in Items A and B. Section 1.02 hereinafter (the “Leased Premises”). Attached as Exhibit “B” are a schematic illustration and a floor plan of the Leased Premises and an architectural rendering of the Building. Elevators within the Building are not part of the Leased Premises and shall remain in the exclusive control of the Landlord provided Tenant shall have full use and enjoyment of such elevators for reasonable unrestricted access to the Leased Premises.

Section 1.02.    Basic Lease Provisions.

(A)	BUILDING ADDRESS: 10475 Crosspoint Boulevard

CITY, STATE: Indianapolis, Indiana; ZIP CODE: 46256; Floor area as shown in Exhibit “B”

(B)	LEASED PREMISES RENTABLE AREA: Months 1 through 7: 68,682 square feet (utilizing BOMA standard of measurement)

Months 8-120: 87,333 square feet (utilizing BOMA standard of measurement)

BUILDING RENTABLE AREA: approximately 141,047 square feet (utilizing BOMA standard of measurement)

(C)	BUILDING PERCENTAGE: Percentage from time to time calculated in accordance with Section 2.03.

(D)	BASIC ANNUAL RENT: See attached Exhibit E;

(E)	MONTHLY RENTAL INSTALLMENTS: See attached Exhibit E;

(F)	LANDLORD’S SHARE OF OPERATING COSTS: Operating costs for twelve month period after the Commencement Date;

(G)	ORIGINAL TERM: Ten (10) Years and Zero (0) Months;

(H)	TARGET COMMENCEMENT DATE: November 1, 1999;

(I)
PLANS AND SPECIFICATIONS APPROVAL DATE: December 1, 1998 for the Building shell, February 1, 1999 for the Leased Premises and as reasonably requested by Landlord from time to time for the remaining portions of the Building;

(J)	SECURITY DEPOSIT: Waived;

(K)	BROKER: Eaton & Lauth Real Estate Services, Inc. and CB Richard Ellis, Inc.;

(L)	PERMITTED USE: General Office Purposes;

(M)	ADDRESS FOR PAYMENTS AND NOTICES AS FOLLOWS:

	LANDLORD:	Crosspoint Seven, LLC c/o Eaton & Lauth Real Estate Services, Inc. 12220 N. Meridian Street, P.O. Box 1999 Camel, IN 46032 Attn: Gregory C. Gurnik

	TENANT:	Prior to Commencement Date IDG Books Worldwide, Inc. 7260 Shadeland Station, Suite 100 Indianapolis, IN 46256 Attn: Nazan Wolfe	After Commencement Date IDG Books Worldwide, Inc. 10475 Crosspoint Boulevard Indianapolis, IN 46256 Attn: Nazan Wolfe

ARTICLE 2
Term

Section 2.01.    Term.    The term of this Lease shall be for the period specified in Item G of Section 1.02 (“Original Term”) (subject to if the Commencement Date is other than the first day of a calendar month, the Expiration Date shall occur on the last day of the 120th full calendar month thereafter) and shall commence on the first to occur of the (i) Target Commencement Date specified in Item H of Section 1.02, provided that the Leased Premises are ready for occupancy on the Target Commencement Date; (ii) subject to the further provisions of Section 2.02 hereof, the day Tenant’s personnel first occupy or take possession of any part of the Leased Premises; or (iii) the 30th day following Landlord’s notice to Tenant pursuant to Section 2.02. The date of commencement defined above (“Commencement Date”), and the Expiration Date shall be confirmed by Tenant and Landlord as provided in Section 2.03. The term “Lease Term”, when used in this Lease, shall include the Original Term and any renewal term.

Section 2.02.    Condition of Premises.    Landlord shall construct, at its expense, the Building and the Leased Premises in accordance with plans and specifications to be agreed upon by Landlord and Tenant and which are consistent with the plans and specifications which are or shall be attached to the agreement between Landlord and Tenant attached to this Lease as Exhibit “C” (“Plans and Specifications”) (such work and improvements to be completed by Landlord in order to provide the Leased Premises to Tenant referred to as “Landlord’s Work”). The Landlord’s Work will comply with all applicable laws, ordinances, rules, codes and regulations of governmental authorities. Landlord agrees to perform Landlord’s Work subject to force majeure as defined in Section 16.15 and shall give Tenant thirty (30) days written notice of the day on which Landlord’s Work shall be substantially completed. Tenant shall have the right and privilege of going onto the Leased Premises to complete interior decoration work and to prepare the Leased Premises for its occupancy, provided, however, that its schedule in so doing shall be communicated to Landlord and the approval of Landlord secured so as not to interfere with other work of Landlord being carried on at the time; and provided further that Landlord shall have no responsibility or liability whatsoever for any loss or damage to any of Tenant’s leasehold improvements, fixtures, equipment or any other materials installed or left in the Leased Premises prior to the Commencement Date except for damage caused solely by the negligence or intentional misconduct of Landlord or its contractors. All construction associated with the Landlord’s Work will be done in a good workmanlike manner using materials in accordance with the Plans and Specifications and will not vary in any substantial manner without Tenant’s prior written consent. Landlord shall commence construction of the Building and the Leased Premises and completion of the Landlord’s Work as soon as practical following approval of the final Plans and Specifications, which is anticipated to occur on or before the Plans and Specifications Approval Date, and shall substantially complete the same with all reasonable dispatch, and in any event prior to the dates as set forth below. For purposes of this Lease, “substantially complete” means (i) completing the Landlord’s Work so that the only incomplete items are minor or insubstantial details of construction; (ii) Tenant, its employees, agents, invitees and contractors have ready access to the Leased Premises; and (iii) the fixtures and equipment to be installed by Landlord are installed and in good operating order. If the Landlord’s Work is not completed and a certificate of substantial completion or an equivalent certificate issued by the architect or general contractor for the Leased Premises is not obtained on or before December 1, 1999 (the “Penalty Date”), and such delays are not caused by Tenant or excused by Section 16.15, Tenant will receive reimbursement of all consequential costs and damages incurred or sustained by Tenant resulting from such delayed possession (after reducing any damages by taking into account amounts paid by Landlord under this Lease). If such costs and damages are not reimbursed by Landlord within sixty (60) days after receipt by Landlord of a written demand including an accounting of such costs and damages, Tenant shall have a right to set-off such costs and damages against Rental. Tenant shall be entitled to terminate this Lease upon written notice to Landlord if Landlord’s Work is not substantially complete by May 1, 2000.

Section 2.03.    Tenant’s Acceptance of the Leased Premises.    Following substantial completion of the Landlord’s Work, the Tenant and Landlord will inspect the Leased Premises and Landlord’s Work for uncompleted aspects of the Landlord’s Work, have all mechanical systems demonstrated, and prepare a punch list of uncompleted items of the Landlord’s Work (“Punch List”). The Punch List will list (i) incomplete, minor and insubstantial details of construction; (ii) necessary mechanical adjustments; and (iii) needed finishing touches (“Punch List Items”). Tenant shall execute an Acceptance Letter, in the form attached hereto as Appendix “I” acknowledging (i) the Commencement Date and Expiration Date of this Lease, and (ii) that Tenant has accepted the Leased Premises for occupancy and that the condition of the Leased Premises, including the Tenant finish improvements constructed thereon, and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, except for (i) any defects as to which Tenant shall give written notice to Landlord within thirty (30) days after such delivery, (ii) the Punch List Items and (iii) latent defects. Landlord shall promptly thereafter correct all such defects as to which Tenant has given written notice to Landlord and Punch List Items within sixty (60) days after the Punch List is approved subject to force majeure as defined in Section 16.15. Such Acceptance Letter shall become a part of this Lease. At the time the Plans and Specifications are approved, Landlord and Tenant will agree on the initial Building Percentage which shall be the fraction that the rentable area of the Leased Premises calculated pursuant to BOMA standards bears to the rentable area of the Building calculated pursuant to BOMA standards. The Building Percentage (calculated in the same manner as the initial calculation) shall be increased by Landlord whenever Tenant occupies more space in the Building.

ARTICLE 3
Occupancy and Use

Section 3.01.    Occupancy and Use.    Tenant shall use and occupy the Leased Premises for the purposes as set out in Item L of Section 1.02, and for no other purposes except with the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall use the Leased Premises for no unlawful purpose or act; shall commit or permit no waste or damage to the Leased Premises; shall comply with and obey all reasonable and necessary directions of the Landlord, including Rules and Regulations which are adopted, changed or modified from time to time by Landlord on reasonable notice to Tenant, all of which are and will be a part of this Lease as Exhibit D (provided that in the event of a conflict between the provisions of this Lease and the Rules and Regulations, the provisions of this Lease shall prevail and control); shall not do or permit anything to be done in or about the Leased Premises which will in any way obstruct or interfere with the rights of the other tenants or occupants of the Building or injure or annoy them, and shall not do or permit anything to be done which will increase the rate of fire insurance upon the Building.

Subject to the further terms and limitations as set forth in this Lease, Tenant, at its expense, shall comply with all laws, rules, regulations, ordinances or orders of Federal, State, County and Municipal authorities having jurisdiction, and with any lawful direction of any public officer or officers, which shall impose any duty upon Landlord or Tenant with respect to the Leased Premises, or the use, occupation or alteration thereof, provided such duty arises from or results from Tenant’s failure to comply with Tenant’s covenants in this Lease or from Tenant’s negligence or from the use of the Leased Premises in a manner contrary to the purposes for which the same are leased to Tenant. Landlord represents and warrants that at the Commencement Date of this Lease the Building Leased Premises will be in compliance with all applicable laws, rules, regulations, ordinances, orders and directions.

Section 3.02.    Landlord’s Rights Regarding Use.    In addition to the rights specified elsewhere in this Lease and subject to the further restrictions and requirements specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises and common areas by Tenant, its employees, agents, customers and invitees, which may be exercised without notice or liability to Tenant: to install Tenant identification information on the directory board; to approve or disapprove of all sign painting and lettering; to grant any person exclusive right to conduct any business or render service in the Building, provided that such exclusive right shall not limit Tenant’s use of the Leased Premises as outlined in Item L of Section 1.02; and to control the common areas in such a manner as the Landlord deems reasonably necessary and proper and in a manner consistent with comparable buildings within the Indianapolis metropolitan area including, but not limited to, requiring all persons entering or leaving the Building to identify themselves to security guards; excluding or expelling peddlers, solicitors or loud or unruly persons from the Building; and closing and limiting access to the Building or other part thereof, including entrances, corridors, doors, elevators, during times of emergencies, or repairs or after regular business hours.

Section 3.03.    Access to Leased Premises.    Landlord reserves the right to enter the Leased Premises in any emergency or to provide the cleaning and janitorial services described in Section 5.01(E), and also after advance notice to inspect the same, to alter, improve, remodel or repair the Leased Premises or any portion of the Building of which the Leased Premises are a part, driveways, sidewalks and parking lots without abatement of rent and without incurring any liability to Tenant therefor. Landlord shall also have the right to enter the Leased Premises during Tenant’s normal business hours with advance notice to Tenant, and to show the same to prospective purchasers, mortgagees and tenants. If representatives of Tenant shall not be present to open and permit such entry to the Leased Premises at any time, and such entry is necessary or permitted hereunder, Landlord and its employees and agents may enter the Leased Premises by means of a master or pass key or otherwise. Except for claims for which Landlord would otherwise be responsible to Tenant under this Lease, Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of the Lease, or entitle Tenant to any abatement of rent therefor provided that any occurrence shall be subject to the confidentiality provisions in any confidentiality letter executed between Landlord or Tenant. In addition, during the final six (6) months of this Lease or any renewal term, Landlord may place on the Leased Premises where appropriate the usual notices “For Lease” or “For Sale” or other similar notices which Tenant shall permit to remain without molestation. Tenant may designate areas in the Leased Premises as secure areas, and except in bona fide emergencies, Landlord or its personnel shall not enter any secure area without being accompanied by a designated representative of Tenant. Landlord shall use all reasonable efforts not to disturb Tenant or Tenant’s business while Landlord is in the Leased Premises. Except as otherwise agreed between Landlord and Tenant, Landlord shall not be responsible for providing cleaning or janitorial services or the replacement of lamps, bulbs, starters or ballasts or interior window washing for such secure areas. Any persons affiliated with Landlord entering upon the Leased Premises without an escort provided by Tenant must be clearly identified and possess visible credentials.

Section 3.04.    Surrender of Leased Premises.    At the end of the Lease Term or other sooner termination of this Lease, Tenant will peaceably deliver up to the Landlord possession of the Leased Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same condition as received, or first installed or as altered with Landlord’s consent pursuant to Section 6.03, ordinary wear and tear and damage by fire, earthquake, Act of God or the elements alone excepted. Upon the termination of this Lease, Tenant shall at Tenant’s sole cost, remove all counter, trade fixtures, office furniture and equipment installed by Tenant unless otherwise agreed to in writing by Landlord. Tenant shall also repair any damage caused by such removal.

Section 3.05.    Holding Over.    In the event Tenant remains in possession of the Leased Premises or any part thereof without the consent of Landlord after the expiration or earlier termination of this Lease, Tenant shall be deemed to hold the Leased Premises as a tenant on a month-to-month basis, subject to all of the terms, conditions, covenants and provisions of this Lease (which shall be applicable during the holdover period), except that Tenant shall pay to Landlord One Hundred Seventy-Five Percent (175%) of the sum of last current Basic Annual Rent (hereinafter defined) plus Excess Operating Costs (hereinafter defined), which rent shall be payable to Landlord on demand. Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant’s receipt of notice from Landlord to vacate. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided herein.

ARTICLE 4
Rent

Section 4.01.    Components of Rent.    Tenant hereby agrees to pay to Landlord as rent for the Leased Premises an amount composed of the aggregate of the components of rent hereinafter identified and defined as “Basic Annual Rent” and Tenant’s share of “Excess Operating Costs”. The aggregate of all such rentals may be referred to hereinafter as “Rental”. The annual Rental shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the term of this Lease. Tenant hereby agrees to pay the monthly Rental installments to Landlord as provided in Item M Section 1.02 of this Lease or at such other location as Landlord may designate in writing from time to time, in advance without demand and without any deduction, abatement, counterclaim or set off except as expressly provided in this Lease. In the event of a partial month at the beginning of the term of this Lease, the Rental and any other charges or costs, payable by Tenant shall be prorated on the basis of a thirty (30) day month. Any portion of the monthly Rental installments not paid within ten (10) days of when due shall bear a delinquency charge equal to five percent (5%) of the amount of the Rental due and unpaid multiplied by the number of months or fraction thereof, during which time such Rental remains overdue. All Rental and other charges payable by Tenant pursuant to the terms of this Lease shall be payable without relief from valuation and appraisement laws, and with reasonable attorneys’ fees and costs of collection.

Section 4.02.    Basic Annual Rent.    Tenant hereby agrees to pay Basic Annual Rent for Leased Premises in the amount specified in Item D, Section 1.02 of this Lease without a right of set-off, except as expressly provided in this Lease, payable in advance in equal consecutive monthly installments as specified in Item E, Section 1.02 of this Lease, on or before the first day of each month during the Lease Term.

Section 4.03.    Excess Operating Cost.    Tenant shall pay as additional rental an amount equal to its Building Percentage of the operating costs that are in excess of Landlord’s Share of Operating Costs as specified in Item F, Section 1.02 of this Lease (“Excess Operating Costs”) for the term of this Lease. “Landlord’s Share of Operating Costs”, as that term is used herein, shall consist of all costs and expenses incurred by Landlord to maintain all facilities used in the operation of the Land and the Building and its environs as may be determined by Landlord to be necessary during the first twelve (12) months after the Commencement Date. All operating costs shall be determined in accordance with generally accepted accounting principles which shall be consistently applied, and shall be annualized in new or refurbished structures that commence operation during a calendar year, by dividing the total costs by the number of months the structure is in operation, and multiplying that result by twelve (12). Except to the extent herein otherwise provided, the term operating costs” as used herein shall mean all costs and expenses (but not specific costs which are separately billed to and paid or reimbursed by specific tenants) of every kind and nature which Landlord shall pay, become obligated to pay, or would have paid or incurred if the Building had been ninety-five percent (95%) occupied, because of, or in connection with the ownership and operation of the Building, including, but not limited to, and subject to the further limitations or exclusions as set forth below, the following:

(A)  Wages, salaries, fringe benefit costs, payroll taxes, unemployment compensation payments, workmen’s compensation insurance premiums and other related costs of all on-site and off-site employees engaged in the operation, maintenance and security of the Building; costs of building employee uniforms and cleaning thereof; the cost of fair rental value of a Building Management Office in the Building; and the management fees payable by Landlord (excluding brokerage commission for leasing) for management of the Building which shall not exceed in any twelve (12) month period 4% of the gross rentals for the Building.

(B)  All labor, supplies and materials used in the operation, cleaning and maintenance of the Building and the repair and maintenance of all of its machinery and equipment.

(C)  Cost of all utilities, including water, sewer, gas, steam, electricity, sewer use charges and utility taxes incurred by Landlord during the operation of the Building.

(D)  Cost of all maintenance and service agreements of the Building and the equipment therein, including, without limitation, alarm service, trash removal and window cleaning and maintenance.

(E)  Accounting costs, including the costs of audits by certified public accountants, pertaining to the management and operation of the Building.

(F)  Cost of all insurance, including without limitation, fire, casualty, liability and rental abatement insurance applicable to the Building and Landlord’s personal property used in connection with the operation and maintenance of the Building.

(G)  Cost of repairs, replacements and general maintenance of the Building and each part thereof (excluding repairs, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to other tenants of the Building).

(H)  Snow removal, landscaping and any and all other common area maintenance costs related to public areas, including sidewalks and landscaping on the Building site.

(I)  Amortization of capital improvements made to the Building subsequent to the Commencement Date of the Lease which may be required by governmental authorities, or which may improve the operating efficiency of the Building from Landlord’s efforts to reduce operating costs.

Excluded from the definition of operating costs of the Building are the following:

(A)  Taxes (as hereinafter defined);

(B)  Franchise or income taxes imposed upon Landlord;

(C)  Mortgage amortization and interest;

(D)  Leasing commissions;

(E)  The cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including workletters, concessions and warranty claims;

(F)  Ground rent, if any:

(G)  Cost incurred by Landlord associated with Year 2000 compliance.

(H)  Wages, salaries and benefits paid to any persons above the grade of Building Manager;

(I)  Legal and accounting fees relating to (i) disputes with tenants, prospective tenants or other occupants of the Building, (ii) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (iii) negotiations of leases, contracts of sale or mortgages;

(J)  Costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis;

(K)  Costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants other than pursuant to an expense escalation clause;

(L)  Costs in the nature of penalties or fines;

(M)  Costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation;

(N)  Allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building;

(O)  Appraisal, advertising and promotional expenses in connection with leasing of the Building;

(P)  The costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club;

(Q)  Any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay operating costs or Taxes;

(R)  Costs incurred in connection with the removal, encapsulation or other treatment of any Hazardous Materials existing in, upon or under the Land, the Building or the Leased Premises as of the date hereof,

(S)  The cost of capital improvements other than those expressly included in operating costs pursuant to Section 4.03(I) of this Lease,

(T)  Political and charitable contributions;

(U)  Costs of selling, syndicating, financing or mortgaging the Land and Building;

(V)  Expenses incurred by Landlord for casualties which are insurable under Section 8.01;

(W)  Expenses for replacements under warranty;

(X)  The costs of correcting defects in the construction of the Building or in the Building equipment (including without limitation the HVAC systems);

(Y)  Any penalty or fine incurred for non-compliance with applicable building or fire codes by Landlord or any other tenant;

(Z)  Landlord’s general overhead expenses not related to the Building; and

(AA)  Costs incurred in connection with any portion of the Building which is used for commercial concessions.

Section 4.04.    Estimated Excess Operating Costs.    Landlord shall estimate the Excess Operating Costs annually, and detail itemized written notice thereof shall be given to Tenant prior to, or within a reasonable time after, the beginning of each calendar year commencing in 2001. Tenant shall pay its share of the Estimated Excess Operating Costs in twelve (12) equal monthly installments payable on the first day of each month as part of the Rental commencing on January 1, 2001. On the expiration or earlier termination of the Lease Term, Landlord shall have the right to adjust the Estimated Excess Operating Cost based on year to date information, with Tenant to pay Landlord, within thirty (30) days after receipt of notice thereof, any increase in the estimate attributable to the period before the Lease Term expiration. Within a reasonable period of time after the end of each calendar year, even in cases where the Lease terminated in the prior year, Landlord shall render to Tenant a statement showing the actual Excess Operating Cost for Landlord’s operation of the Building during the prior calendar year, setting forth a computation of Tenant’s share of the Excess Operating Cost for the portion of the year covered by the Lease Term. Within fifteen (30) days after receipt of said statement, Tenant shall pay Landlord, or Landlord shall credit to Tenant, as the case may be, the difference between the actual Excess Operating Costs for the preceding calendar year and the Estimated Excess Operating Costs paid by Tenant during such year. If the Lease shall commence, expire, or be terminated on any date other than the last day of the calendar year, then the Excess Operating Costs for such partial year shall be prorated on the basis of the number of days during the year the Lease was in effect in relation to the total number of days in such year. If Tenant owes Landlord any additional amounts of Excess Operating Costs as set forth above, then such payment shall be made in a lump sum within thirty (30) days following Tenant’s receipt of the itemized statement. If Landlord owes Tenant, then Tenant’s account shall be credited in the same way Tenant paid its Estimated Excess Operating Costs, or, following termination or expiration of the Lease, Landlord shall pay to Tenant any such amounts within thirty (30) days after the submission of the itemized statement of operating costs or other payment, at Landlord’s sole discretion.

Section 4.05.    Tenant’s Audit Rights.    Tenant shall be entitled from time to time to audit and verify the operations of the Building and or the related books and records of Landlord to assure that the operating cost from time to time reported by Landlord are consistent and in accordance with the provisions of this Section 4.05. As to any calendar year, any such undertaking by Tenant must be initiated before the end of the following calendar year and, absent fraud or gross negligence on Landlord’s part, the operating costs as timely reported by Landlord for such calendar year shall be deemed controlling upon the expiration of Tenant’s audit and verification rights for such calendar year under this Section 4.05. In the event of any errors, the appropriate party shall make a correcting payment in full to the other party within thirty (30) days after the determination and communication to all parties of the amount of such error. In the event of any errors on the part of Landlord in excess of three percent (3%) of the total annual amount of Tenant’s Excess Operating Costs. Landlord shall also reimburse Tenant for all costs of such audit and verification reasonably incurred by Tenant within such thirty (30) day period.

Section 4.06.    Real Estate Taxes.    Tenant shall pay as additional rental during the term of this Lease its share equal to the Building Percentage of the Taxes (as hereinafter defined). “Taxes”, as that term is used herein, shall consist of all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which are actually assessed, levied or imposed upon all or any part of the Land and Building, together with all personal property taxes, assessments, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which are actually assessed, levied or imposed upon all or any part of any personal property owned or held by Landlord and located at or used in connection with the Land and Building, and all expenses (including reasonable attorneys’ fees and disbursements) incurred in contesting any of the foregoing. Taxes shall not include (i) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes or (ii) franchise, transfer, inheritance, gift, estate or net income taxes imposed upon Landlord.

ARTICLE 5
Utility and Other Building Services

Section 5.01.    Services to be Provided.    Landlord shall furnish to Tenant the following utilities and other building services to the extent reasonably necessary for Tenant’s comfortable use and occupancy of the Leased Premises for general office use or as may be required by law or directed by governmental authority:

(A)  Heating, ventilation and air-conditioning (“HVAC”) between the hours of 7:00 a.m. and 7:00 p.m. Monday through Friday and 8:00 a.m. to 2:00 p.m. on Saturday of each week except on legal holidays. The HVAC system serving the Leased Premises shall be designed to maintain average ambient temperatures within the Leased Premises during the hours of 7:00 a.m. to 7:00 p.m. on Monday through Friday 8:00 a.m. to 2:00 p.m. on Saturdays of (i) not less than 72 degrees Fahrenheit during the heating system when the outdoor temperature is -3 degrees Fahrenheit or more and (ii) not more than 74 degrees Fahrenheit during the cooling season, when the outdoor temperatures are at 91 degrees Fahrenheit, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 100 square feet of usable area and a total electrical load, including lighting and power, not exceeding 7 watts per square foot.;

(B)  Subject to interruptions beyond Landlord’s control, electrical current not to exceed seven (7) watts per square foot. At all times Tenant’s use of electric current shall never exceed or place excessive demands on the capacity of the feeders to the Building or the risers or wiring installation; Landlord shall have the right to have the Leased Premises metered separately and the cost of metering shall be paid by Tenant if Tenant’s use is significantly greater than its initial use with an equitable adjustment in Tenant’s share of Excess Operating Costs.

(C)  Water in the Common Areas for lavatory and drinking purposes;

(D)  Automatic elevator service;

(E)  Cleaning and janitorial service in accordance with the standards as set forth in Exhibit G attached; provided, however, Tenant shall be responsible for any expenses of carpet cleaning other than routine vacuuming;

(F)  Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting as required from time to time as a result of normal usage (nonstandard lighting bulbs will be stocked by Landlord for Tenant at Tenant’s expense);

(G)  Cleaning, maintenance and landscaping of the Common Areas, including the removal of rubbish and snow; and

(H)  Repair and maintenance to the extent specified elsewhere in this Lease.

(I)  Security for the Building consistent with security provided to comparable buildings and specifically providing for after hours security for monitoring the parking lot and common areas of the Building for the general protection and security of the Building’s tenants.

All repairs, including all structural repairs to the Building and the Leased Premises, the exterior of the Building, and the common areas (including the parking lot), performed by Landlord shall be completed to the extent practical in a manner so as not to unreasonably interfere with Tenant’s normal business operations. Landlord shall respond within twenty-four (24) hours to a notice from Tenant of a repair to the Leased Premises required by this Lease and proceed diligently to complete such repair.

Section 5.02.    Services.    If Tenant requests any other utilities or building services in addition to those identified above or any of the above utilities or building services in frequency, scope, quality or quantity substantially greater than those which Landlord reasonably determines are normally required by other tenants in the Building for general office use, then Landlord shall use commercially reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. In the event Landlord is able to and does furnish such additional utilities or building services, the reasonable and customary costs thereof actually incurred by Landlord shall be borne by Tenant, who shall reimburse Landlord monthly for the same as additional rent at the same time monthly Rental installments and other Rental is due.

If any lights, machines or equipment (including but not limited to computers) used by Tenant in the Leased Premises that were not expressly specified by the Plans and Specifications materially affect the temperature otherwise maintained by the Building’s air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by the lights and business machines typically used by other tenants in the Building or by tenants in comparable office buildings, then Landlord shall have the right to install any machinery or equipment, which Landlord considers reasonably necessary, in order to restore the temperature balance between the Leased Premises and the rest of the Building, including equipment which modifies the Building’s air-conditioning system. All reasonable costs actually expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance occasioned thereby in excess of the normal costs to provide HVAC to the Leased Premises as contemplated in Section 5.01 hereof (which normal costs are an Excess Operating Cost for which Tenant is obligated to pay its Building Percentage) shall be borne by Tenant, who shall reimburse Landlord for the same.

If Landlord determines that the electricity used by any equipment installed or connected by Tenant exceeds the designed load capacity of the Building’s electrical system or is in any way incompatible therewith, then Landlord shall have the right to make such modifications to the electrical system or other parts of the Building or Leased Premises, or to require Tenant to make such modifications to the equipment to be installed or connected, as Landlord considers to be reasonably necessary before such equipment may be so installed or connected. The reasonable cost of any such modifications shall be borne by Tenant, who shall reimburse Landlord for the same (or any portion thereof actually paid by Landlord).

Section 5.03.    Interruption of Services.    Tenant understands, acknowledges and agrees that any one or more of the utilities or other building services identified in Section 5.01 may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be temporarily discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made; that Landlord does not represent or warrant that the availability and capacity of such utilities or building services shall continue uninterrupted and unchanged, and that any such interruption or change shall not be deemed an eviction or disturbance of Tenant’s right to possession, occupancy and use of the Leased Premises or any part thereof, or except as provided below render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease. If any service described in Section 5.01 (A), (B) or (C) is disrupted as a result of an event within Landlord’s control that is not due to an act of Tenant, its employees, agents, invitees or contractors and the Leased Premises are rendered untenantable (which term “untenantable” for the purpose of this Lease shall mean the Leased Premises and reasonable means of access thereto cannot be used by Tenant in substantially the same manner and at the same time as Tenant has utilized the Leased Premises in the normal conduct of its business and Tenant cannot and does not occupy the Leased Premises for a period of three (3) consecutive calendar days, then commencing from and after said three (3) day period, the amount of Rental that is allocable for the area of the Leased Premises which is untenantable shall abate for the duration of such untenantability until the remedy of the condition which caused the untenantability and the restoration of services necessary to allow Tenant to resume occupation of the Leased Premises for the normal, conduct of its business.

ARTICLE 6
Repairs, Maintenance, Alterations,
Improvements and Fixtures

Section 6.01.    Repair and Maintenance of Building.    Subject to Section 6.02 and except for any repairs necessitated by the negligence, misuse, or default of Tenant, its employees, agents, customers and invitees, Landlord shall make all necessary repairs to the exterior walls, exterior doors, windows, corridors and other common areas of the Building (including the parking lot and landscaping serving the Building), and Landlord shall keep the Building in a safe, clean and neat condition and use commercially reasonable efforts to keep all equipment used in common with other tenants such as elevators, plumbing, heating, air conditioning and similar equipment, in good condition and repair. Except as provided in Article 7 and Sections 5.01 and 5.03 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Leased Premises or in or to any fixtures, appurtenances and equipment therein or thereon.

Section 6.02.    Repair and Maintenance of Leased Premises.    Landlord shall keep and maintain the Building, Common Areas, and the Leased Premises in good order, condition and repair and in a manner consistent with comparable buildings. In the event of any necessary repair to the Leased Premises, Tenant shall notify Landlord and Landlord shall immediately dispatch appropriate contractors or its personnel to repair or replace such articles in order to return the Leased Premises in good order, condition and repair in substantially the same condition as of the Commencement Date, ordinary wear and tear excepted.

Section 6.03.    Alterations or Improvements.    Upon prior written consent from Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, alterations or improvements may be made by Tenant to the Leased Premises; provided however, such alterations or improvements shall be, at Tenant’s election, either (i) made by Landlord, or contractors selected by Tenant and approved by Landlord following its receipt of competitive bids from not less than three (3) qualified contractors, or (ii) made by Tenant or contractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. All costs attributable to said alterations or improvements shall be borne by Tenant, including, but not limited to all construction costs, fees, architectural costs, permit fees, and attorney fees. Any alterations or improvements to the Leased Premises, except movable office furniture, moveable office walls, panels and partitions, equipment and trade fixtures, shall become part of the realty Building, and be the property of Landlord, and shall not be removed by Tenant upon expiration or termination of the Lease. Any non-structural decorations of the Leased Premises (including painting, wall papering, picture hanging, etc.) by Tenant shall be permitted and authorized to be completed by Tenant without the prior approval of or authorization from Landlord.

Section 6.04.    Trade Fixtures.    Any trade fixtures installed on the Leased Premises by Tenant at its own expense, such as movable partitions, counters, shelving, filing cabinets, showcases, mirrors, pictures, art work and the like, may, and, at the request of Landlord, shall be removed on the expiration or earlier termination of this Lease, provided that Tenant bears the cost of such removal, and further that Tenant repairs at its own expense any and all damages to the Leased Premises resulting from such removal.

Section 6.05.    Right to Change Public Portions of the Building.    At any time after the completion of the Landlord’s Work, Landlord shall have the right to change the arrangement or location of such of the following as are not contained within the Leased Premises or any part thereof: entrances, signs, passageways, doors and doorways, corridors, stairs, toilets and other like public service portions of the Building; providing, however, that in no event shall Landlord change the arrangement or location of the elevators serving the Leased Premises, make any change which shall diminish the area of the Leased Premises, make any change which shall interfere with the access to the Leased Premises from and through the Building, or change the character of the Building from that of a first-class office building.

ARTICLE 7
Fire or Other Casualty; Eminent Domain

Section 7.01.    Substantial Destruction of the Building or the Leased Premises.    If either the Building or the Leased Premises should be substantially destroyed or damaged (which as used herein, means destruction or material damage to at least 50% of the Building or 50% of the Leased Premises) by fire or other casualty, then Landlord or Tenant may, at its option, terminate this Lease by giving written notice of such termination to the other party within thirty (30) days after the date of such casualty. In such event, Rental shall cease as of the date of such casualty. If neither party exercises this option, then the Leased Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as they were prior to the casualty; provided however, that Landlord’s obligation hereunder shall be limited to the reconstruction of Landlord’s Work; and further provided that if Tenant has made any additional improvements pursuant to Section 6.03, Tenant shall either reimburse Landlord for the cost of reconstructing the same or Tenant, at Tenant’s option, shall be responsible for reconstructing or restoring such improvements or alterations at its sole cost and expense, to which Landlord grants its prior consent and approval. In the event of such reconstruction, rent shall be abated from the date of the casualty until substantial completion of the reconstruction repairs;, and this Lease shall continue in full force and effect for the balance of the Lease Term.

Section 7.02.    Partial Destruction of the Leased Premises.    If the Leased Premises should be damaged by fire or other casualty, but not substantially destroyed or damaged to the extent provided in Section 7.01, then, such damaged part of the Leased Premises shall be reconstructed and restored, at Landlord’s expense, to substantially the same condition as it was prior to the casualty; provided however, that Landlord’s obligation hereunder shall be limited to the reconstruction of Landlord’s Work; and further provided that if Tenant has made any additional improvements pursuant to Section 6.03, Tenant shall reimburse Landlord for the cost of reconstructing the same or Tenant, at Tenant’s option, shall be responsible for reconstructing or restoring such improvements or alterations at its sole cost and expense, to which Landlord grants its prior consent and approval. In such event, if the damage is expected to prevent Tenant from carrying on its business in the Leased Premises to an extent exceeding 20% of its normal business activity, Rental shall be abated in the proportion which the approximate area of the damaged part bears to the total area in the Leased Premises from the date of the casualty until substantial completion of the reconstruction repairs; and this Lease shall continue in full force and effect for the balance of the Lease Term. Landlord shall use reasonable diligence in completing such reconstruction repairs, but in the event Landlord fails to complete the same within one hundred eighty (180) days from the date of the casualty, Tenant may, at its option, terminate this Lease by giving Landlord written notice of such termination, whereupon both parties shall be released from all further obligations and liability hereunder.

Section 7.03.    Eminent Domain.    If the whole or any part of the Leased Premises or Building or Land (including the parking lot) (collectively referred to as “Property”) shall be taken for public or quasi-public use by a governmental or other authority having the power of eminent domain or shall be conveyed to such authority in lieu of such taking, and if such taking or conveyance shall cause the remaining part of the Property to be untenantable and inadequate for use by Tenant for the purpose for which they were leased, then either Landlord or Tenant may, at their respective option, terminate this Lease as of the date Tenant is required to surrender possession of the Property by giving written notice of such termination to the other party. If a part of the Property shall be taken or conveyed but the remaining part is tenantable and adequate for Tenant’s use, then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable; and Rental shall be reduced in proportion to the part of the Leased Premises so taken or conveyed. However, if the compensation awarded (reduced by any application thereof by Landlord’s mortgagee to its mortgage) is insufficient to restore the Property, Landlord shall have the option to terminate this Lease as of the date Tenant is required to surrender possession of the Leased Premises by giving Tenant written notice of such termination. All compensation awarded for such taking or conveyance shall be the property of Landlord without any deduction therefrom, for any present or future estate of Tenant. However, Tenant shall have the right to recover from such authority, but not from

Landlord, such compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s property.

ARTICLE 8
Insurance

Section 8.01.    Landlord’s Insurance.    Landlord shall at all times during the Lease Term carry, at its expense, primary, non-contributory insurance on the Building against fire and extended coverage or “all risk” insurance, in an amount equal to at least ninety percent (90%) of the fill insurable replacement value of the Building (exclusive of the costs of excavation, foundations and footings and such risks as are to be covered by Tenant’s insurance), or such other coverages to prevent Landlord from a co-insured. Additionally, Landlord shall maintain in effect at all times during the Lease Term comprehensive public liability insurance, with limits of not less than Two Million and No/100 Dollars ($2,000,000.00) for personal injury, bodily injury, sickness, disease or death and Five Hundred Thousand and No/100 Dollars ($500,000.00) for damage or injury to or destruction of property, including loss of use thereof (for any one occurrence). On request Landlord shall deliver to Tenant appropriate evidence of such insurance. Provided, however, that Landlord shall not be responsible for, and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant or which Tenant may have in the Building or the Leased Premises or any trade fixtures installed by or paid for by the Tenant on the Leased Premises or any additional improvements which Tenant may construct on the Leased Premises, and Landlord shall not be liable for any loss or damage to such property, regardless of cause, including the negligence of Landlord and its employees, agents, customer and invitees.

Section 8.02.    Landlord’s Responsibility.    Landlord shall assume the risk of, be responsible for, have the obligation to insure against, and indemnify Tenant and hold it harmless from, any and all liability for any loss of or damage or injury to person (including death resulting therefrom) or property (other than Tenant’s property as provided in Section 8.01.) occurring in, or about the Common Areas, including but not limited to loss or damage or injury resulting from noncompliance with statutes and regulations and the existence of Hazardous Substances in or under the Building regardless of cause, except for that caused solely by the negligence of, intentional act or omission or breach of this Lease by Tenant and its employees, agents, customers and invitees. Landlord’s obligation to indemnify Tenant hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgment, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith and shall survive termination or expiration of this Lease.

Section 8.03.    Tenant’s Insurance.    Tenant, in order to enable it to meet its obligation to insure against the liabilities specified in this Lease, shall at all times during the Lease Term carry, at its own expense, for the protection of Tenant, Landlord and Landlord’s management agent, as their interest may appear, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies rated A- or better by A.M. Best Insurance Ratings Service with the following minimum coverages:

(A)  Worker’s Compensation – minimum statutory amount.

(B)  Comprehensive General Liability Insurance including – Not less than $1,000,000 Blanket, Contractual Liability, Broad Form Property Combined Single Damage, Personal Injury, Completed Operations, Limit for both bodily Products Liability & property damage.

(C)  Primary, non-contributory Fire and Extended Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, for the full cost of replacement of Tenant’s property.

(D)  Business interruption insurance for a period of at least six (6) months.

Such insurance policy or policies shall name Landlord and Landlord’s management agent as additional insureds (proceeds of the business interruption insurance shall not be payable to Landlord or Landlord’s management agent) and shall provide that they may not be canceled on less than thirty (30) days’ prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing such coverage. Should Tenant fail to carry such insurance and furnish Landlord with such Certificates of Insurance after a written request to do so and failure for a period of fifteen (15) days thereafter, Landlord shall have the right to collect the cost thereof from Tenant as additional rent.

Section 8.04.    Tenant’s Responsibility.    Tenant shall assume the risk of, be responsible for, have the obligation to insure against, and indemnify Landlord and hold it harmless from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, or about the Leased Premises including but not limited to loss or damage or injury resulting from its noncompliance with statutes and regulations, regardless of cause, except for any loss or damage from fire or other casualty as provided in Section 8.01 and except for that caused by the intentional act or omission or breach of this Lease by Landlord or by the sole negligence of Landlord and its employees, agents, customers and invitees. Tenant’s obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgment, settlements, costs, fees and expenses, including attorneys’ fees, incurred in connection therewith and shall survive termination or expiration of this Lease. Notwithstanding anything herein to the contrary, Tenant shall bear the risk of any loss or damage to its property as provided in Section 8.01.

Section 8.05.    Waiver of Subrogation.    Landlord and Tenant hereby release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss of or damage or injury to person or property occurring in, on or about or to the Leased Premises, the Building or personal property within the Building by reason of fire or other casualty which could be insured against under a standard fire and extended coverage insurance policy, regardless of cause, including negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party. Because the provisions of this Section 8.05 are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the provisions of this Section 8.05 and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section 8.05.

ARTICLE 9
Liens

Section 9.01.    Liens.    If, because of any act or omission of Tenant or any person claiming by, through, or under Tenant, any mechanic’s lien or other lien shall be filed against the Leased Premises or the Building or against other property of Landlord (whether or not such lien is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged of record within thirty-five (35) days after the date of filing thereof, and shall also indemnify, Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, costs and expenses, including attorneys’ fees, resulting therefrom or by reason thereof. Landlord may, but shall not be obligated to, pay the claim upon which such lien is based so as to have such lien released of record; and, if Landlord does so, then Tenant shall pay to Landlord, as Additional Rent, upon demand, the amount of such claim, plus all other costs and expenses incurred in connection therewith, plus interest thereon at the rate of fifteen percent (15%) per annum until paid. Notwithstanding the foregoing, if Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole cost and expense, defend and protect itself, the Landlord and the Land and Building against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon because of the enforcement thereof against the Landlord or the Land and Building. If Landlord shall require, Tenant shall furnish to Landlord a surety bond reasonably satisfactory to Landlord in an amount equal to one and one-half (1 1/2) times the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same, as required by applicable law for the holding of the Land and Building free from effect of such lien or claim.

ARTICLE 10
Rental, Personal Property and Other Taxes

Section 10.01.    Taxes.    Tenant shall pay, before delinquency, any and all taxes, assessments, fees or charges, including any sales, gross income, rental, business occupation or other taxes, levied or imposed upon Tenant’s business operations in the Leased Premises and any personal property or similar taxes levied or imposed upon Tenant’s trade fixtures, leasehold improvements or personal property located within the Leased Premises. In the event any such taxes, assessments, fees or charges are charged to the account of, or are levied or imposed upon the property of Landlord, Tenant shall reimburse Landlord for the same as additional rent. Notwithstanding the foregoing, Tenant shall have the right to contest in good faith any such item and to defer payment until after Tenant’s liability therefor is finally determined.

If any tenant finish improvements, trade fixtures, alterations, improvements or business machines and equipment located in or about the Leased Premises, regardless of whether they are installed or paid for by Landlord or Tenant and whether or not they are affixed to and become a part of the realty Land and the property of Landlord, are assessed for real property tax purposes at a valuation higher than that at which other such property in other leased space in the Building is assessed, then Tenant shall reimburse Landlord as additional rent for the amount of real property taxes shown on the appropriate county official’s records as having been levied upon the Building or other property of Landlord by reason of such excess assessed valuation.

ARTICLE 11
Assignment and Subletting

Section 11.01.    Assignment and Subletting by Tenant.    Tenant may not sell, assign, or mortgage this Lease or sublet the Leased Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; and any attempted assignment or subletting without such consent shall be invalid. In the event of a permitted assignment or subletting, unless expressly otherwise agreed by Landlord, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under the terms, conditions and covenants of this Lease. No assignment or subletting of the Leased Premises or any part thereof shall be binding upon Landlord unless such assignee or subtenant shall deliver to Landlord an instrument (in recordable form, if requested) containing an agreement of assumption of all Tenant’s obligations under this Lease. Upon the occurrence of an event of default, if all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or by law, may, at its option, collect directly from the assignee or subtenant all rent becoming due to Landlord by reason of the assignment or subletting. Any collection by Landlord from the assignee or subtenant shall not be construed to constitute a waiver or release of Tenant from the further performance of its obligations under this Lease or the making of a new lease with such assignee or subtenant.

It shall be reasonable for Landlord to refuse, condition or delay to give its consent if it is based on, among other things, Landlord’s determination that (i) its interest in the Lease or the Leased Premises would be adversely affected by the financial condition or creditworthiness of the proposed assignee or business reputation of the proposed assignee or subtenant (ii) a subtenant’s rent is greater than the Rental payable by Tenant, or (iii) the proposed use of the Leased Premises by, or business of, the proposed assignee or subtenant would adversely affect the Building.

Notwithstanding the foregoing, Tenant shall have the right to sublease all or any part of the Leased Premises, to assign this Lease in whole or in part, and to otherwise transfer its interest in this Lease and the Leased Premises to (a) any party who is an “affiliate” of Tenant within the meaning of the Securities Act of 1933, as amended, and applicable regulations thereunder, or (b) any successor by merger or consolidation of Tenant.

No assignee, other than such an affiliate or successor by merger or consolidation, or sublessee shall have any right to expand under Section 17.05 or right to extend under Section 17.01.

ARTICLE 12
Transfer by Landlord

Section 12.01.    Sale and Conveyance of the Building.    Landlord shall have the right to sell and convey the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale and conveyance shall operate to release Landlord from liability hereunder after the date of such conveyance as provided in Section 13.08.

Section 12.02.    Subordination.    Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage; and the recording of any such mortgage shall make it prior and superior to this Lease regardless of the date of execution or recording of either document. Tenant shall, at Landlord’s request, execute and deliver to Landlord, without cost, any instrument which may be deemed necessary or desirable by Landlord to confirm the subordination of this Lease. Notwithstanding the foregoing, no default by Landlord under any such mortgage shall affect Tenant’s rights hereunder so long as Tenant is not in default under this Lease. Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage, attorn to the purchaser upon any such foreclosure and recognize such purchaser as the Landlord under this Lease. Notwithstanding any contrary terms contained in this Article 12, Tenant’s subordination of its interest in the Lease is expressly conditioned upon Tenant’s receipt of a duly executed Nondisturbance and Attornment Agreement containing terms and conditions reasonably acceptable to Landlord, Tenant and the mortgagee or ground lessor. The Nondisturbance Agreement attached as Exhibit “H” (“Nondisturbance Agreement”) is acceptable to Landlord and Tenant. Tenant’s agreement to subordinate the Lease to any future mortgagees or ground lessors shall be expressly conditioned upon the compliance with this section and the execution of such mortgagees and/or ground lessors of the Nondisturbance Agreement.

ARTICLE 13
Defaults and Remedies

Section 13.01.    Defaults by Tenant.    Each of the following events shall be an “Event of Default” hereunder:

(A)  Failure of Tenant to pay any installment of rent or any part thereof (including but not limited to failure to make any deposit required under the terms of this Lease) or any other payments of money, costs, or expenses herein agreed to be paid by Tenant within ten (10) days following written notice to Tenant of such failure provided, however, if Tenant has failed to pay more than two installments of Rental during any twelve (12) month period when due, Tenant shall be in default for any subsequent failure to pay any installment of Rent or any part thereof within ten (10) days of when due without any notice to Tenant.

(B)  Failure to observe or perform one or more of the other terms, conditions, covenants, or agreements of this Lease and the continuance of such failure for a period of thirty (30) days, or other such period provided in this Lease, after written notice by Landlord specifying such failure (unless such failure requires work to be performed, acts to be done, or conditions to be removed which cannot by their nature reasonably be performed, done, or removed, as the case may be, within such thirty (30) day period or other such period required in this Lease, in which case no default shall be deemed to exist so long as Tenant shall have commenced doing the same within such thirty (30) day or other such period required in this Lease and shall diligently and continuously prosecute the same to completion);

(C)  The filing of an application by Tenant for, or a consent to the appointment of, a receiver, trustee, or liquidator of itself or of all its assets;

(D)  The filing by Tenant of a voluntary petition in bankruptcy, or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

(E)  The making by Tenant of a general assignment for the benefit of creditors;

(F)  The filing by Tenant of an answer admitting material allegations of or consenting to or defaulting in answering in petition filed against it in any bankruptcy proceedings;

(G)  The entry of an order, judgment, or decree by any Court of competent jurisdiction adjudging Tenant a bankrupt or appointing a receiver, trustee, or liquidator of it, or all of its assets, and such order, judgment, or decree continuing unstayed and in effect for any period of sixty (60) consecutive days;

(H)  If this Lease or the estate of Tenant hereunder shall be transferred to or assigned to or subleased to or shall pass to or devolve upon any person or party, except in a manner herein expressly permitted; or

(I)  If a levy under execution or attachment shall be made against Tenant or its property and such execution or attachment shall not be vacated or removed by court order, bonding, or otherwise within a period of thirty (30) days.

Section 13.02.    Remedies of Landlord.    Upon the occurrence of any event of default set forth in Section 13.01, Landlord shall have the following rights and remedies, in addition to those allowed by law, any, or all of which may be exercised without additional notice or demand upon Tenant, except as may be required by applicable law:

(a)  proceed by appropriate judicial proceedings, either at law or in equity, to enforce performance or observance by Tenant of the applicable provisions of this Lease or to recover damages for the breach thereof; or

(b)  by notice to Tenant to terminate Tenant’s rights under this Lease without terminating this Lease, whereupon Tenant’s estate and all right of Tenant to the use of the Leased Premises shall forthwith terminate, but Tenant shall remain liable as hereinafter provided; and thereupon Landlord shall have the immediate right of re-entry and possession of the Leased Premises and Landlord shall have the right to remove all persons and property therefrom; and Landlord shall have the right, at Landlord’s option, to re-let the Leased Premises or any portion thereof, upon terms and conditions determined by Landlord in its sole discretion; and Landlord may thenceforth hold, possess and enjoy the Leased Premises free from any rights of Tenant any person claiming through or under Tenant; but Landlord shall, nevertheless, have the right to recover forthwith from Tenant;

(i)  any and all Rental and all other amounts payable by Tenant hereunder which may then be due and unpaid or which may then be accrued and unpaid,

(ii)  as liquidated damages for loss of the bargain and not as a penalty, an amount equal to the excess of the aggregate of all unpaid Rental which would have been payable if Tenant’s rights under this Lease had not been terminated prior to the end of the state term hereof over the aggregate fair rental value of the Leased Premises at the date of termination of Tenant’s rights under this Lease for the period from such Tenant’s rights termination date to the end of the stated term hereof, both discounted in accordance with accepted financial practice at the rate of 4% per annum to then present worth, and

(iii)  all reasonable fees, costs and expenses incurred by Landlord in obtaining possession, and in altering, repairing and putting the Leased Premises or any portion thereof in good order, including reasonable fees and expenses of attorneys, engineers, mechanics, and other skilled persons, and other reasonable expenses and commissions, and, upon the dates when Rental is owed thereafter until the end of the stated term of this Lease, the amounts of money herein specified to be payable by Tenant as Rental hereunder deducting any rent which Landlord shall actually receive in the meantime from any re-letting of the Leased Premises or any portion thereof;

(iv)  any and all reasonable attorney’s fees and expenses which Landlord shall have sustained by reason of the breach of any provision of this Lease; or

(c)    declare all Rental for the balance of the term of this Lease then in effect, without any discount therefrom, to be immediately due and payable, as though expressly made payable in advance prior to the occurrence of such event of default, in which case Rental so becoming due and payable in advance may be recovered in any suit, action or other legal proceeding, provided, that if Landlord shall exercise such remedy and Tenant shall have paid in full all Rental so declared due and payable, Tenant thereafter shall have the right to possession of the Leased Premises for the entire period in respect of which Rental shall have been so accelerated by Landlord, unless and until a further event of default.

Tenant hereby waives to the full extent prohibited by law, any right it may now or hereafter have to require the sale, in mitigation of damages, of the Premises or any portion thereof.

Nothing herein contained shall limit or prejudice the right of the Landlord, in any legal, administrative or other proceedings, to prove for and obtain as liquidated damages by reason of the termination of Tenant’s rights under this Lease pursuant to Section 13.02(b), an amount equal to the maximum allowed by such proceedings, or by any statute, regulation or rule governing the proceedings in which such damages are to be proved, whether or not such amount shall be greater or less than the amount referred to in Section 13.02(b).

In the event Tenant’s rights under this Lease shall have terminated as provided herein or permitted by law, Landlord shall obtain possession of the Leased Premises or any portion thereof, Landlord shall have the right, without notice, to repair or alter the Premises or any portion thereof in such manner as to Landlord seems appropriate to put the same in good order and to make the same rentable, and Landlord shall have the right from time to time to begin and maintain successive legal proceedings against Tenant for the recovery of any such deficiency or damages, and to recover the same from Tenant which liability shall survive institution of any action to secure possession of the Leased Premises or any portion thereof. Nothing herein contained shall require Landlord to wait to begin such legal proceedings until the end of the stated Term of this Lease. No such taking of possession of the Leased Premises or any portion thereof by Landlord shall be construed as an election of Landlord’s part to terminate the term of this Lease unless notice of such intention be given to Tenant or unless such termination be decreed by a court of competent jurisdiction.

If Landlord shall be made a party to any litigation commenced against Tenant, and if Tenant shall not at its expense provide Landlord with counsel satisfactory to Landlord, Tenant shall pay all reasonable costs and attorneys’ fees incurred or paid by Landlord in connection with such litigation unless such inclusion of Landlord in such litigation was solely a result of the negligent acts or inactions of Landlord.

No right or remedy herein conferred upon or reserved to Landlord its intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. The failure of Landlord to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Landlord of any Rental with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach (other than the prior failure to any such Rental). The receipt by Landlord of less than the full Rental due shall not be construed to be other than a payment on account of Rental then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.07.    Default by Landlord and Remedies of Tenant.    The following shall be an event of default by Landlord under this Lease (“Landlord Default”):

Landlord fails to comply with any provision of this Lease for a period of thirty (30) (fifteen (15) days if the failure causes the Leased Premises or a portion thereof to be untenantable (as defined in Section 5.03 hereof) or more after Landlord receives written notice from Tenant, except that if compliance cannot reasonably be achieved within the thirty (30) or fifteen (15) day period, as applicable, there shall be no Landlord Default by Landlord so long as Landlord promptly attempts and diligently and continuously pursues actions intended to bring about compliance.

In the event of a Landlord Default, Tenant (in addition to all other remedies to which Tenant may be entitled at law or in equity) may cure such default by Landlord on behalf of, and at the sole reasonable cost and expense of, Landlord. Landlord shall reimburse Tenant within thirty (30) days after Tenant’s delivery to Landlord of a statement therefor for an amount equal to one hundred twenty-five percent (125%) of Tenant’s costs and expenses in connection therewith plus the amount of Rental paid by Tenant that is allocable for any untenantable area of the Leased Premises for the period the area was rendered untenantable as a result of the Landlord Default.

Section 13.08.    Definition of Landlord.    The references to “Landlord” in this Lease shall be limited to mean and include only the owner or owners, at the time, of the fee simple interest in the Land and Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the “Landlord” named herein, or, in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically released from all personal liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord hereunder which shall accrue or relate to the period following the date of transfer or conveyance; and the transferee shall be deemed to have assumed all of such terms, conditions, covenants and obligations following the date of transfer or conveyance.

Section 13.09.    Transfer upon Termination.    In the event of a termination of this Lease by reason of default or breach by Tenant hereunder: (i) all unexpired insurance premiums, all deposits theretofore made by Tenant with utility companies and all rights of Tenant under all insurance policies shall be deemed to be assigned to and transferred to Landlord; and (ii) Tenant shall deliver and assign to Landlord all leases of subtenants, and concession, license, and occupancy agreements and all security deposits and advance rents then held by Tenant with respect to any and all subleases upon the assumption by Landlord of the obligation to apply all such security deposits and advance rents held by Landlord in accordance with such subleases, and concession, license, and occupancy agreements.

Section 13.10.    Waiver.    Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of the Leased Premises, or the enforcement of any remedy under any statute, emergency or otherwise.

Section 13.11.    Removal of Tenant’s Property.    If Tenant shall not remove all of Tenant’s property from the Leased Premises at any expiration or other termination of this Lease, Landlord shall have the right, at Landlord’s election, to remove all or part of such property in any manner that Landlord shall choose and store the same without liability to Tenant for loss thereof, and Tenant shall be liable to Landlord for all expenses incurred in such removal and also for the cost of storage of such property.

Section 13.12.    Attorney’s Fees and Costs.    In the event either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the other party employs attorneys to enforce all or part of this Lease, to collect any rent due or to become due or recover possession of the Leased Premises, the defaulting party agrees to reimburse the non-defaulting party for all reasonable attorneys’ fees incurred thereby, whether or not suit has actually been filed. The defaulting party shall also pay the non- defaulting party all reasonable costs and expenses, other than attorneys’ fees, incurred in the enforcement of any of the terms, conditions, covenants or obligations contained in this Lease. All the sums paid or obligations incurred by the non-defaulting party as aforesaid with interest at the per annum rate equal to 15% and costs shall be paid by the defaulting party to the non-defaulting party ten (10) days after the rendition of any bill or statement therefore.

ARTICLE 14
Quiet Enjoyment

Tenant, on paying the Rental and keeping and performing the conditions and covenants herein contained, shall and may peaceably and quietly enjoy the Leased Premises for the Lease Term and any renewal term, subject to the legal requirements, applicable insurance requirements and regulations, and the provisions of this Lease. Landlord shall use reasonable efforts to have other tenants in the Building comply with their applicable Rules and Regulations. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors or assigns only with respect to breaches occurring during its and their respective ownership of the Landlord’s interest hereunder.

ARTICLE 15
Notices

Section 15.01.    Notices.    All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be sent by United States certified or registered mail, postage prepaid, addressed as specified in Item M, Section 1.02 of this Lease or to such other firm or to such other place as Landlord or Tenant may from time to time designate in writing.

Section 15.02.    Place of Payment.    All Rental and other payment required to be made by Tenant to Landlord shall be delivered, or mailed to Landlord at the address as specified in Item M, Section 1.02 of this Lease, and such payments shall be!deemed made when received by Landlord.

ARTICLE 16
Miscellaneous Provisions

Section 16.01.    Condition of Premises.    Except as otherwise set forth in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Leased Premises or the Building or with respect to the suitability or condition of any part of the Building for the conduct of Tenant’s business except as provided in this Lease.

Section 16.02.    Common Areas.    The term “Common Areas”, as used in this Lease, refers to the areas of the Building and the land described in Exhibit A which are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others, and includes, by way of illustration and not limitation, entrances and exits, hallways and stairwells, elevators, restrooms, sidewalks, driveways, parking areas, landscaped areas and other areas as may be designated by Landlord as part of the Common Areas of the building. Tenant shall have the non-exclusive right, in common with others, to the use of the Common Areas, subject to such non-discriminatory rules and regulations as may be adopted by Landlord including those set forth in Section 3.02 and Exhibit D of this Lease. The Common Areas will include 765 parking spaces and Landlord will not reserve or contractually provide parking spaces for another tenant in the Building that would prevent the availability of six (6) free parking spaces per 1,000 square feet leased to Tenant up to 87,333 square feet of rentable area including ten (10) free reserved parking stalls designated for use by Tenant’s employees or visitors.

Section 16.03.    Choice of Law.    This Lease shall be governed by and construed pursuant to the laws of the State of Indiana.

Section 16.04.    Venue.    Tenant and Landlord each agree that the venue of any action arising between the parties to this Lease shall be in the County wherein the Leased Premises are located, and that the federal jurisdiction shall be in the district wherein the Leased Premises are located, and each of Landlord and Tenant hereby waive any claims of preferred venue under the Indiana Trial Rules, or any claim of a more convenient forum.

Section 16.05.    Successors and Assigns.    Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 16.06.    [Reserved.]

Section 16.07.    Examination of Lease.    Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 16.08.    Time.    Time is of the essence of this Lease and each and all of its provisions.

Section 16.09.    Defined Terms and Marginal Headings.    The words “Landlord and “Tenant” as used herein shall include the plural as well as the singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation any part hereof.

Section 16.10.    Entire Agreement; Amendments.    This Lease and the Acceptance Letter executed pursuant to Section 2.03 hereof, together with all exhibits, schedules and appendices attached hereto, contain all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

Section 16.11.    Payment of and Indemnification for Leasing Commissions.    The parties hereby acknowledge, represent and warrant that the only real estate broker or brokers involved in the negotiation and execution of this Lease is, or are, those named in Item K, Section 1.02; that Landlord is obligated to pay to it or them or for their benefit a leasing commission under its separate Leasing Agreement with such designated brokers and that no other broker or person is entitled to any leasing commission or compensation as a result of the negotiation or execution of this Lease. Each party shall indemnify the other party and hold it harmless from any and all liability for the breach of any such representation and warranty on its part and shall pay any compensation to any other broker or person who may be deemed or held to be entitled thereto.

Section 16.12.    Severability of Invalid Provisions.    If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

Section 16.13.    Definition of the Relationship between the Parties.    Neither party to this Lease shall, by virtue of the execution of this Lease or the leasing of the Leased Premises, become or be deemed a partner of or joint venturer with the other in the conduct of such other party’s business on the Leased Premises or otherwise.

Section 16.14.    Estoppel Certificate.    Tenant shall, within twenty (20) days following receipt of a written request from Landlord, execute, acknowledge and deliver to Landlord or to any lender, purchaser or prospective lender or purchaser designated by Landlord, a statement in such form as Landlord may reasonably request, certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, and (iii) that there are not, to Tenant’s knowledge, any uncured defaults (or specifying such defaults if any are claimed). Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Building. Tenant’s failure to deliver such statement within such period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord’s performance hereunder.

Section 16.15.    Force Majeure.    Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by war, invasion or hostility; work stoppages, boycotts, slowdowns or strikes; shortages of energy, man-made or natural casualties not caused by Landlord; unusual weather conditions; acts or omissions of governmental or political bodies; civil disturbances or riots or any causes beyond Landlord’s control.

Section 16.16.    Corporate Tenant.    If Tenant is a corporation, partnership, or limited liability company, the individual, or individuals executing this Lease warrant their capacity and authority to execute this Lease on behalf of said corporation, partnership, or limited liability company.

Section 16.17.    Memorandum of Lease.    The parties hereto shall not record this Lease, but each party shall execute upon the request of the other a “memorandum of lease” suitable for recording.

Section 16.18.    Reciprocal Covenant on Notification of ADA Violations.    Within ten (10) days after receipt, Landlord and Tenant shall advise the other party in writing and provide the other with copies of (as applicable), any notices alleging violation of the Americans with Disabilities Act of 1990 (“ADA”) relating to any portion of the Building, Common Areas or the Leased Premises; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Building, Common Areas or the Leased Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Building, Common Areas or the Leased Premises.

Section 16.19.    Sorting and Separation of Refuse and Trash.    Tenant covenants and agrees, as its sole cost and expense, to comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at Landlord’s option, be removed from the Leased Premises in accordance with a collection schedule prescribed by law.

Landlord reserves the right to refuse to collect or accept from Tenant any waste products, garbage, refuse or trash that is not separated and sorted as required by law, and to require that Tenant arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph and, at Tenant’s sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.

Section 16.20.    Hazardous Waste.    The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (A) no activity will be conducted on the Leased Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (B) the Leased Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord; Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (C) no portion of the Leased Premises will be used by Tenant its agents or invitees as a landfill or a dump; (D) Tenant will not install any underground tanks of any type; (E) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (F) Tenant will not permit any Hazardous Substances to be brought onto the Leased Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Subject to the restrictions contained in Section 3.03 hereof, Landlord or Landlord’s representative shall have the right but not the obligation to enter the Leased Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s reasonable opinion, that said Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as reasonably requested by Landlord. Should Tenant fail to take such corrective action within 72 hours or such shorter period as is required, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all costs actually incurred by Landlord associated with said work. If at any time during or after the Lease Term, the Leased Premises are found to be so contaminated or subject to said conditions, and such condition shall have been caused by Tenant, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost, and Tenant agrees to indemnify, defend and hold harmless Landlord, its lenders, any managing agents and leasing agents of the Leased Premises, and their respective agents, partners, officers, directors and employees, from all claims, demands, actions, liabilities, costs, expenses, damages (actual or punitive) and obligations of any nature arising from or as a result of the use of the Leased Premises by Tenant. The foregoing indemnification and the responsibilities of Tenant shall survive the termination or expiration of this Lease.

During the Lease Term, each of Landlord and Tenant shall promptly provide to the other party copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, claims, complaints, investigations, judgments, letters, notice of environmental liens, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, the State of Indiana Environmental Protection Agency or other federal, state, or local agency or authority, or any other entity or individual, concerning (i) any Hazardous Substance and the Leased Premises; (ii) the imposition of any lien on the Leased Premises, or (iii) any alleged violation of or responsibility under any Environmental Law.

ARTICLE 17
Additional Provisions

Section 17.01.    Option to Extend Lease Term.

A. Provided Tenant is not in default hereunder, Tenant shall have the option to extend the term of this Lease (hereinafter, the “Option”)) for two (2) consecutive periods of five (5) years each (each referred to as an “Extended Term”) upon the same terms and conditions, except for Basic Annual Rent and upon the following further terms and conditions.

B. Tenant shall exercise said Option only by giving written notice to Landlord not later than twelve (12) months prior to the Expiration Date (“Option Notice”). Thereafter, Landlord shall advise Tenant, within ten (10) business days, of the Basic Annual Rent for the Option Period, and Tenant shall then have ten (10) business days within which to revoke in writing its exercise of the Option.

C. Basic Annual Rent shall be 95% of fair rental value, but in no event less than 1.08 multiplied by the then current Basic Annual Rent. In the event that the parties cannot agree on what the fair rental value shall be during the Extended Term within thirty (30) days following the Option Notice, the matter shall be determined by arbitration at the election of either Landlord or Tenant. The arbitration proceedings shall be completed and the determination of such Basic Annual Rent made not later than thirty (30) days prior to the commencement of the Extended Term. In the event that Tenant preliminarily exercises its Option, the costs of the resulting arbitration shall be shared equally between the parties. Any arbitration conducted pursuant to the provisions hereof shall be conducted by an independent appraiser selected by the parties. If the parties cannot agree on such person, then each party shall select one appraiser and the two persons so selected shall appoint a third appraiser. The appraisers shall be members of the American Institute of Real Estate Appraisers or its successor organization, or if neither is in existence, then persons recognized as professional real estate appraisers within the Indianapolis metropolitan area. The decision of a majority of such appraisers shall be recognized as the new Basic Annual Rent associated with the Extended Term, and the parties agree to be bound by such determination.

D. It is understood and agreed that this Option is personal to Tenant and is not transferable; in the event of any assignment or subleasing of any or all of the Leased Premises, said Option shall be null and void. Notwithstanding the foregoing, in the event that Tenant subleases or assigns any part of this Lease to an affiliate of Tenant or to any successor by merger, consolidation or by operation of law, the Option shall continue in full force and effect exercisable by any successor sublessor or assignee under such circumstances.

Section 17.02.    Reimbursement of Moving Expenses.    Landlord shall reimburse Tenant for actual moving expenses and related costs up to One Dollar ($1.00) per rentable square foot of the Leased Premises. Tenant shall submit copies of all such invoices to Landlord on or after the Commencement Date, upon which Landlord shall reimburse Tenant within approximately thirty (30) days of receipt.

Section 17.03.    Space Planning.    Landlord shall pay for reasonable space planning services and disbursements by CSO Architects associated with the Leased Premises in an amount equal to the lesser of either the actual fees and disbursements or One Hundred Five Thousand Dollars ($105,000.00) pursuant to an agreement between Landlord and CSO Architects dated September 17, 1998, as amended on October 30, 1998 and any amounts in excess of One Hundred Five Thousand Dollars ($105,000.00) shall be the responsibility of Tenant.

Section 17.04.    Existing Rent Obligation.    Landlord will pay to Tenant Tenant’s existing rent obligation at 7260 Shadeland Station up to $55,500 per month for the final three (3) months of Tenant’s Lease at 7260 Shadeland Station for a total of $166,500.00 payable as such rent becomes due.

Section 17.05.    Expansion Options.    Tenant shall have four (4), one (1) time options to lease additional space in the Building in blocks of up to approximately 15,000 usable square feet or the remaining space in the Building not leased by Tenant, if less than 15,000 usable square feet. These options shall be on the fourth, sixth, eighth and tenth anniversary dates of the Commencement Date. Tenant, in order to exercise said options, must notify Landlord in writing not later than nine (9) months prior to the respective anniversary date of the Commencement Date. Landlord shall deliver expansion space not later than three (3) months after the respective anniversary date. Basic Annual Rent on a per rentable square foot basis for the expansion areas shall be calculated by taking the Basic Annual Rent during the first year of the Lease Term ($15.15 per square foot) minus Landlord’s share of Operating Costs for the twelve (12) month period after the Commencement Date, multiplied by 1.03 per year (compounded annually) to the date of said expansion option and then adding Landlord’s share of Operating Costs for the twelve (12) month period after the Commencement Date. The interior finish allowance for the option exercisable for the fourth and sixth anniversaries for space that previously has not been leased shall be the same as the per square foot amount originally provided by Landlord regarding the Landlord’s Work without the upgrades described as items 3(A), 3(B), 3(D), 3(E), 3(F), 3(I), 3(J) and 3(K) in Exhibit C-1. The interior finish allowance for the option exercisable for the fourth and sixth anniversaries for space that previously has been leased, built out and occupied by a third party shall be $4.00 per usable square foot. The interior finish allowance regarding the option exercisable for the eighth anniversary date of the Commencement Date shall be one-half the allowance on a per usable square foot basis for the options exercised on the fourth and sixth anniversaries.

If Tenant does not exercise any one of its options to expand within the time frame stated above, that particular option shall be deemed null and void. The Lease Term for any expansion area shall be coterminous with the Lease Term or Extended Term as applicable, and the option exercisable for the tenth anniversary cannot be exercised unless the term of the Lease is extended.

17.06    Right of First Offer.    If, at the expiration or termination of a lease to another tenant in the Building, Landlord wants to relet all or any portion of such space (referred to in this Section 17.06 as “Additional Space”), Landlord shall notify Tenant in writing of Landlord’s intention to lease the Additional Space, (referred to as “Landlord’s Notice”). Provided that Tenant shall not be in default of any of Tenant’s obligations under this Lease as of the date of such Landlord’s Notice, Tenant shall have the right within thirty (30) calendar days following its receipt of Landlord’s Notice to lease the Additional Space at Basic Annual Rent that shall be calculated on a per rentable square foot basis by multiplying $16.15 minus the Landlord’s share of Operating Costs for the twelve (12) month period after the Commencement Date by 1.03 per year (compounded annually) for each year after the Commencement Date to the date the Additional Space will be occupied by Tenant plus Landlord’s share of Operating Costs for the twelve (12) month period after the Commencement Date. If Tenant shall not so elect to lease such Additional Space within said period, Landlord may then lease such Additional Space to another tenant.

17.07.    Signage.    Landlord shall construct a sign on the exterior of the front (East) of the Building in accordance with the Plans and Specifications, which shall be included within the scope of the Landlord’s Work. Exterior signage for two other tenants at the Building may be located on each end of the Building. If and when the Leased Premises constitute seventy-five percent (75%) of the rentable area of the Building, Tenant shall have a right either to install at its expense a sign on an end of the Building or a monument sign behind the Building. Tenant will not attach any additional sign on any part of the outside of the Building, or any part of the inside of the Building that is visible outside the Leased Premises, or without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed in the halls, lobbies, windows or elevator banks of the Building. Permitted signs will comply with the requirements of the governmental authorities having jurisdiction over the Building. If Tenant fails to do so, Landlord may remove all unpermitted signs following not less than ten (10) days prior written notice to Tenant, which removal by Landlord shall be at Tenant’s expense. Additionally, Landlord will provide a directory in a conspicuous place in the Building with names of tenants of the Building. Tenant will provide to Landlord a roster of its employees which it requests that Landlord include within the Building directory.

17.08.    Guaranty.    As a material inducement to Tenant to enter into this Lease with Landlord, Eaton & Lauth Real Estate Services, Inc. shall enter into a guaranty agreement in substantially the form of Appendix III attached hereto unconditionally guarantying Landlord’s timely completion of the Building and Leased Premises pursuant to Section 2.02 and Landlord’s performance of its obligations arising from the date hereof through the Commencement Date, including without limitation satisfaction of Tenant’s remedies under Section 2.02 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first written above.

TENANT: IDG BOOKS WORLDWIDE, INC.		LANDLORD: CROSSPOINT SEVEN, LLC

BY: /s/ John P. Ball		BY: /s/ Gregory Gurnik

PRINTED: John P. Ball		PRINTED: Gregory Gurnik

TITLE: Executive Vice President		TITLE: Member

APPENDIX I:		Form of Acceptance Letter
APPENDIX II:		Form of Nondisturbance Agreement
APPENDIX III:		Form of Guaranty

EXHIBITS:	A:	Legal Description of Land
	B:	Schematic Illustration of Leased Premises, Floor Plan of Leased Premises and Architectural Rendering of Building
	C:	Landlord’s and Tenant’s Work
	C-1:	Tenant Inprovements
	D:	Office Rules and Regulations
	E:	Basic Annual Rent Schedule
	F:	Intentionally Omitted
	G:	Cleaning Standards